Exhibit 99.2

News Release

Weatherford Completes Sale of Saudi Arabia Land Drilling Rigs

BAAR, Switzerland, November 30, 2018 – Weatherford International plc (NYSE: WFT) (the “Company” or “Weatherford”) today announced it has completed the sale of its Precision Drilling Services Saudi Arabia (“PDSSA”) land drilling operations, including 11 drilling rigs, 923 employees and associated customer contracts to ADES International Holding Ltd. for $92.5 million in cash.
In July 2018, a subsidiary of Weatherford signed definitive agreements with ADES International Holding Ltd. for the sale of Weatherford’s land drilling rig operations in Algeria, Kuwait and Saudi Arabia as well as two idle land rigs in Iraq, for an aggregate cash purchase price of $287.5 million (the “Transaction”). The Transaction includes 31 land drilling rigs and related drilling contracts, as well as approximately 2,300 employees and contract personnel.

This is the second in a series of four closings, the majority of which are expected to be completed by year-end 2018, subject to regulatory approvals, consents and other customary closing conditions. In November 2018, the Company announced the closing of the Kuwait land drilling rigs sale for $123 million in cash, and an additional $12 million in cash pending the delivery of the two idle land drilling rigs from Iraq. Weatherford will use the proceeds to reduce its debt.

About Weatherford
Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 90 countries and has a network of approximately 710 locations, including manufacturing, service, research and development, and training facilities and employs approximately
28,450 people. For more information, visit www.weatherford.com and connect with Weatherford on LinkedIn, Facebook, Twitter and YouTube.

About ADES International Holding
ADES International Holding extends oil and gas drilling and production services through its subsidiaries and is a leading service provider in the Middle East and Africa, offering onshore contract drilling as well as workover and production services. Its over 2,500 employees serve clients including major national oil companies (“NOCs”) such as Saudi Aramco, Kuwait Oil Company and Sonatrach as well as joint ventures of NOCs with global majors including BP and Eni. While maintaining a superior health, safety and environmental record, the Group currently has a fleet of thirteen jack-up offshore drilling rigs, fifteen onshore drilling rigs, a jack-up barge, and a mobile offshore production.

Forward-Looking Statements
This press release includes forward-looking statements as defined under federal law, including, but not limited to, those related to the sale transactions described in this press release and the use of proceeds therefrom. These forward-looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “should,” “could,” “will,” “would,” and “will be,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to significant risks, assumptions and uncertainties. Known material factors that could cause the Company’s actual results to differ materially from the results contemplated by such forward-looking statements are described in the forward looking statements and risk factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and those risk factors set forth from time-to-time in other filings with the Securities and Exchange Commission. Weatherford undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Contacts:

Christoph Bausch	+1.713.836.4615
Executive Vice President and Chief Financial Officer

Karen David-Green	+1.713.836.7430
Senior Vice President, Stakeholder Engagement and Chief Marketing Officer, Weatherford

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